Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Lipparelli	Media Contact: Marcus Prater
(702) 584-7600	(702) 584-7828
mlipparelli@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES

RESTATEMENT AND PROVIDES BUSINESS UPDATE

LAS VEGAS, Aug. 14, 2006 – Bally Technologies, Inc. (NYSE: BYI) announced today that it has completed its review of certain transactions that affect the timing of revenue recognition during the periods from 2003 to 2005 and the Company’s Audit Committee of the Board of Directors has made a determination that the Company’s 2003 through 2005 fiscal years’ results and certain quarterly results within such fiscal periods should be restated.

As a result, the Company’s existing financial statements (as previously restated) for its fiscal years ended June 30, 2003, 2004 and 2005 and for each of the quarterly periods in the years ended June 30, 2004 and 2005 and the related independent auditor’s report included in its 2005 Form 10-K should no longer be relied upon. The Company announced the commencement of this review on April 28, 2006.

With the assistance of its outside consultants, the Company is determining the appropriate specific adjustments that need to be made to each of the periods affected. Generally, the effect of the adjustments is expected to shift revenue and operating income from earlier periods into more recent periods.

Robert Caller, the Company’s Chief Financial Officer, said, “We expect to file the restatements of our financial statements for fiscal years 2003, 2004 and 2005 (and the 2004 and 2005 quarterly periods affected within such years) with the Securities and Exchange Commission during September 2006. Upon filing of the restated financial statements, we will be in a position to proceed with the completion and filing of our Form 10-Qs for the quarters ended September 30, 2005, December 31, 2005 and March 31, 2006, which have not, as of this date, been filed with the SEC. We currently anticipate that these Form 10-Qs will be filed approximately 30 to 60 days after the restated financial statements are filed. All of these documents are subject to review and approval by our Audit Committee and no assurance of timing can be made. As a result of these continuing efforts, we do not expect to file our 2006 Form 10-K by the September 13, 2006 deadline and are currently targeting filing in November 2006.”

Caller added, “We are sensitive to investors’ lack of information due to these delays in filing and are working diligently to remedy this situation. We will provide additional information as to the expected filing dates after we complete the restatement.”

Richard Haddrill, the Company’s Chief Executive Officer, said, “We are pleased with our product development initiatives and our commercialization efforts for fiscal year 2006. We achieved our 2006 revenue-growth objectives, driven by slot sales, new participation initiatives and a healthy Systems business. However, we did not achieve our profitability objectives due principally to lower gross margins on our game sales related to introductory pricing and the manufacturing costs of our newly commercialized slot machine platforms that remain in early deployment, high legal and accounting costs associated with our ongoing litigation and restatement activities and increased interest costs. We enter fiscal 2007 with strong product momentum and expect both our gross margins to improve and our legal and accounting costs to return to more normal levels as the year progresses.”

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Business update August 2006

Bally can report several anticipated business metrics for fiscal 2006 year as follows:

•                  Sales of more than 15,000 new gaming devices — Driven by the market acceptance of the ALPHA OS™ platform and the strength of the S9000 five-reel mechanical slot, CineVision™ wide-screen video and M9000 video products. This unit total excludes additional game sales that do not carry full margins and that support our OEM customers.

•                  Hot Shot Progressive™ — 600 installed participation units as of June 30, 2006 with a backlog of an additional 750 participation units.

•                  Mexico bingo products — Installed base of approximately 1,800 bingo units as June 30, 2006 and orders in addition to the initial contract of 2,000 units. However, revenue recognized in fiscal 2006 has been modest.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional information on the company can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

— BALLY TECHNOLOGIES, INC.—